VOTING AGREEMENT


            This VOTING AGREEMENT ("Agreement") is entered into as of December 16, 1996 by and among Camden Property Trust, a Texas real estate investment trust ("CAMDEN"), Paragon Group, Inc., a Maryland corporation (the "COMPANY"), and each of the undersigned stockholders of the Company and/or limited partners in Paragon Group L.P. (the "OPERATING PARTNERSHIP") (such stockholders and/or limited partners each individually referred to herein as a "MAJOR SECURITYHOLDER" and collectively as the "MAJOR SECURITYHOLDERS");

            WHEREAS, pursuant to an Agreement and Plan of Merger dated as of December 16, 1996 (the "MERGER AGREEMENT") among Camden, Camden Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Camden ("CAMDEN SUB"), and the Company, pursuant to which the Company will be merged with and into Camden Sub (the "MERGER") and Camden Sub shall be the survivor of the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

            WHEREAS, pursuant to Recital (e) of the Merger Agreement, in order to induce Camden to enter into the Merger Agreement, the Company has agreed to use its best efforts to cause the persons who are identified on Annex A to the Merger Agreement to execute and deliver to Camden a Voting Agreement;

            WHEREAS, approximately 8.2 percent of the beneficial and record ownership of the issued and outstanding shares of common stock, $.01 par value per share, of the Company (the "COMPANY SHARES") and approximately 19.4 percent of the beneficial and record ownership of the outstanding units of partnership interest in the Company's Operating Partnership ("UNITS") are held, in the aggregate, by the Major Securityholders in the manner set forth on Schedule 3(c) hereto;

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DISPOSITION OF COMPANY SHARES AND UNITS

            Each Major Securityholder agrees, for the period from the date hereof through the date on which the Merger is consummated or the Merger Agreement terminates, whichever is earlier (such period hereinafter referred to as the "TERM"), that such Major Securityholder, except as contemplated hereby,
(a) will not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of , or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Company Shares or Units now owned or hereafter acquired by such Major

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Securityholder, except for transfers to independent charitable foundations or institutions and except for transfers approved in writing by Camden, (b) grant any proxies, deposit any Company Shares or Units into a voting trust or enter into a voting agreement with respect to any Company Shares or Units or (c) take any action which would have the effect of preventing or disabling the Major Securityholder from performing its obligations under this Agreement.

SECTION 2.  VOTING

            Each Major Securityholder agrees during the Term, to cast all votes attributable to Company Shares now and hereafter beneficially owned by such Major Securityholder at any annual or special meeting of stockholders of the Company, including any adjournments or postponements thereof (a "Meeting"), (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms of the Merger Agreement approved by the board of directors of the Company), and (b) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the Transactions. Each Major Securityholder also agrees during the Term to exercise all voting, consent and approval rights attributable to Units now and hereafter beneficially owned by such Major Securityholder (a) approve and consent to the amendment and restatement of the Operating Partnership Agreement as provided in Section 1.4 of the Merger Agreement, (b) if the Required Partnership Vote is not received with respect to (a), to approve and consent to any Operating Partnership Transaction elected by the Company pursuant to Section 1.4 of the Merger Agreement, and (c) vote against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the Transactions.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE MAJOR STOCKHOLDERS

            Each of the Major Securityholders represents and warrants to Camden as follows:

            (a) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to such Major Securityholder, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which such Major Securityholder is a party or by which such Major Securityholder is bound or affected, which conflict, violation, breach or default would materially and adversely affect such Major Securityholder's ability to perform this Agreement.

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            (b) Such Major Securityholder is not required to give any notice or make any report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the performance of such Major Securityholder's obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by such Major Securityholder for the performance of such Major Securityholder's obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect such Major Securityholder's ability to perform this Agreement.

            (c) The Company Shares set forth opposite the name of such Major Securityholder on Schedule 3(c) hereto are the only Company Shares owned beneficially or of record by such Major Securityholder or over which such person exercises voting control. The Company Units set forth opposite the name of such Major Securityholder on Schedule 3(c) hereto are the only Company Units owned beneficially or of record by such Major Securityholder.

SECTION 4.  ACKNOWLEDGMENT OF FIDUCIARY DUTY

            Camden acknowledges that recommendation for approval by the Company's Board of Directors of the Merger is subject to the fiduciary duties and obligations of the Board of Directors to the Company's stockholders, which may require the Board to withdraw such recommendation following acceptance of a proposal with respect to a "SUPERIOR COMPETING TRANSACTION" (as defined in the Merger Agreement) in accordance with Section 7.1 of the Merger Agreement. Nothing in this Agreement is intended to restrict or limit the Major Securityholder's rights or obligations solely in his capacity as a director and/or executive officer of the Company with respect to withdrawal of such recommendation in such circumstances.

SECTION 5.  UNDERSTANDING OF THIS AGREEMENT

            Each Major Securityholder has carefully read this Agreement and has discussed its requirements, to the extent such Major Securityholder believes necessary, with its counsel (which may be counsel to the Company). The undersigned further understands that the parties to the Merger Agreement will be proceeding in reliance upon this Agreement.

SECTION 6.  DESCRIPTIVE HEADINGS

            The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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SECTION 7.  COUNTERPARTS

            This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 8.  ENTIRE AGREEMENT; ASSIGNMENT

            This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

SECTION 9.  GOVERNING LAW

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 10. SPECIFIC PERFORMANCE

            The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 11. PARTIES IN INTEREST

            This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 12. AMENDMENT; WAIVERS

            This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or

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privilege. No waiver shall be valid against any party
hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 13. CONFLICT OF TERMS

            In the event any provision of this Agreement is directly in conflict with, or inconsistent with, any provision of the Merger Agreement, the provision of the Merger Agreement shall control.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]


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            IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered in their names and on their behalf as of the date first written above.

                                    CAMDEN:

                                    CAMDEN PROPERTY TRUST

                                    By  /s/ Richard J. Campo
                                    Name:   Richard J. Campo
                                    Title:  Chairman of the Board


                                    THE COMPANY:

                                    PARAGON GROUP, INC.

                                    By /s/ William R. Cooper
                                    Name:  William R. Cooper
                                    Title:

                                    MAJOR SECURITYHOLDERS:

                                    /s/ William R. Cooper
                                        William R. Cooper


                                    PGI ASSOCIATES, L.P.

                                    By:  Texas PGI, Inc., a Texas corporation
                                           General Partner

                                    By: /s/ William R. Cooper
                                    Name:   William R. Cooper
                                    Title:

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                                    /s/ Thomas R. Delatour, Jr.
                                        Thomas R. Delatour, Jr.


                                    FWP, L.P.

                                    By:  FW Genpar Inc.


                                    By   /s/ Thomas R. Delatour, Jr.
                                    Name:    Thomas R. Delatour, Jr.
                                    Title:

                                /s/ Lewis A. Levey
                                    Lewis A. Levey

                                /s/ Don M. Shine
                                    Don M. Shine

                                /s/ Brian F. Lavin
                                    Brian F. Lavin

                                /s/ Robert H. Gidel
                                    Robert H. Gidel
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                                  SCHEDULE 3(C)




  MAJOR SECURITYHOLDER              SHARES     % SHARES    UNITS         % UNITS
  --------------------              ------     --------    -----         -------

William R. Cooper .............    448,555       3.03%   2,654,544*       14.37%
PGI Associates, L.P. ..........          0          0    2,207,838        11.96%
Thomas R. Delatour, Jr ........    597,000**     4.04%     892,622***      4.83%
FWP, L.P. .....................    595,000       4.02%     892,622         4.83%
Lewis A. Levey ................     96,658       0.65%     389,177****     2.11%
Don M. Shine ..................     40,847       0.28%      35,894          .19%
Brian F. Lavin ................     20,080       0.14%           0            0%
Robert H. Gidel ...............      5,000       0.03%           0            0%

* Includes the 2,207,838 Units owned by PGI Associates L.P. and 376,471 Units owned by Gateway Mall Associates I, L.P.
**    Includes the 595,000 shares owned by FWP, L.P.
***   Includes the 892,622 Units owned by FWP, L.P.
****  Includes 376,471 Units owned by Gateway Mall Associates I, L.P.